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                                                                 EXHIBIT 10-YYY


October 1, 1998


To:      Marcel Coinne

                   INTERNATIONAL TRANSFER LETTER OF AGREEMENT

The MEMC International Transfer Policy ("Policy") applies to all international transfers. This letter of agreement will record our mutual understanding of the current provisions of the Policy, as they apply specifically and individually to you in your international transfer. This Letter of Agreement does not constitute or create an employment contract and does not replace the basic MEMC employment contract.

This agreement supercedes in its entirety all previous agreements with MEMC Electronic Materials, Inc. and its affiliates, including but not limited to Huls Benelux S.A. except as noted herein.

You are currently on assignment from Huls Benelux S.A. to MEMC Electronic Materials, Inc. in the U.S. Your payroll administration is handled by the Huls Benelux location. This location will close, and as a result you will be indefinitely transferred from the Huls Benelux payroll to the MEMC Electronic Materials, Inc. payroll in the U.S. The effective date of this transfer will be October 1, 1998.

On this transfer your initial position will be to continue as Corporate Vice President Customer Operations in St. Peters, Missouri as an employee of MEMC Electronic Materials, Inc.

This letter outlines the total consideration for services to be performed.

1.   Compensation

     Your base salary initially will be $230,000 per year, reduced by the amount of contribution toward life insurance coverage, disability coverage and the pension plan that you would have paid under the Huls Benelux arrangement. The base salary will be based on and administered under the salary plan of MEMC Electronic Materials, Inc. Reviews of base salary will occur in a way similar to that you have experienced previously.

     You will also be eligible to participate in the MEMC Electronic Materials, Inc. Annual Incentive Plan and Long-Term Incentive Plan.

     As a one-time adjustment, MEMC will pay you $115,000 either as a lump sum or in two (2) installment payments, six months apart. The first payment will be made on October 15, 1998 as a separate check, provided this Agreement has been signed. This payment will not be considered for pensionable earnings.

2.   Medical and Dental Coverage

     You will be covered by the MEMC Medical Plan and the MEMC Dental Plan, provided you make the necessary contributions. As a U.S. employee, you will now be eligible to contribute on a pre-tax basis if you wish. Pam Barnes, Benefit Representative, will explain this to you.

     Upon retirement, you will be eligible for coverage under the MEMC Retiree Medical Plan, as it is then provided to employees with like service.

     MEMC will not pay Belgian social contributions, nor will coverage with DKV be continued. You may, however, continue that coverage if you wish, at your own expense.

3.   Life Insurance and Disability Coverage

     You will continue to be covered under the Royale Belge contracts, currently owned and administered by Huls Benelux. These contracts will be converted to an individual policy for you, with coverage similar to that provided by Huls Benelux, owned by MEMC Electronic Materials, Inc. Premiums for life insurance coverages paid by MEMC on your behalf may be considered wages for purposes of U.S. income tax. Accordingly, this will be reported on your Form W-2.

     No coverages will be provided to you under the MEMC Life Insurance Plan or MEMC Disability Plan.

4.   Pension

     MEMC Electronic Materials, Inc. agrees to continue providing pension coverage for you under the contract with Royal Belge. The premium payments made by MEMC on your behalf will be considered taxable income for you, and as such, will be included on your Form W-2 each year.

     MEMC will also continue to provide the MEMC Electronic Materials, Inc. TCN Retirement Plan. Except as otherwise provided here, this agreement in the form provided to you since 1989 as an attachment to your prior employment agreements will continue without change. MEMC agrees, however, to provide the TCN Supplement as either an annuity or in one lump-sum, calculated as the actuarial present value of the annuity benefit, based on the

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     assumptions within the TCN Retirement Plan.

     All years of service with Monsanto, Huls and MEMC will be considered for pension purposes.

     You will not be eligible for the MEMC Pension Plan, the MEMC Supplemental Pension Plan, or the MEMC Retirement Savings Plan.

5.   Vacation

     You will continue to be eligible for six (6) weeks vacation based upon your initial MEMC hire date.

6.   Travel Grants

     You will be entitled to receive one travel grant of a round-trip business class airfare to the country of origin for yourself and your spouse in each of three years out of five after your transfer. There will be no cash payment in lieu of travel.

     You may use the travel grant any way you wish: travel to place of origin, visits by relatives to the location of assignment or vacation travel to a location other than the point of origin. You will also be entitled to emergency travel grants for special circumstances such as death in immediate family, serious illness, etc., for a period of five years.

7.   Income Tax Preparation Service

     Considering your long duration out of Belgium, you will have no tax filing obligation there. To ensure your tax equalization obligation you will be expected to continue to be tax equalized through September 1998. The tax equalization settlement process, based on the year 1998, will continue during the coming year 1999 and beyond, if required. Any costs associated with tax equalization services will not result in taxable income to you.

     With the international transfer, tax preparation services will continue to be provided for you. The cost of such services will be borne by MEMC and will be provided for an indefinite period of time during your assignment in the U.S., plus one additional year after you return to Europe. The cost of such services will be taxable income for you.

     Please contact the tax consultants to inform them of your transfer to the U.S.

8.   Other Services

     MEMC agrees to provide reasonable services such as those provided by Akin, Gump attorneys and KPMG for estate planning, tax planning and other normal executive services for your personal use. The cost for these services will be taxable income to you.

     Any services provided to MEMC as required for administrative, accounting or tax purposes will be paid by MEMC and will not be included as taxable income to you.


9.   Home Loan

     At the time that you were initially transferred to the U.S., MEMC provided a home loan of $50,000. You will repay that $50,000 when you sell the home, or if you become employed by another employer in the U.S. MEMC will no longer contribute toward the monthly mortgage on the home, and you may retain any increase in value realized at the time of the sale of the home, over and above the $50,000 that was loaned to you. There will be no taxable income to you as a result of this loan, so long as the loan is secured with a Second Deed of Trust.

10.  Automobile

     You may purchase your current automobile at a cost of $1,000. This amount will be deducted from other payments due you on October 15, 1998. The Company will have no further obligation to you with regard to your automobile.

11.  Termination

     If you are terminated without cause, MEMC Electronic Materials, Inc. agrees to provide you with a lump sum payment equal to two weeks of pay for each year of service plus one additional week of pay. This payment will be subject to normal withholding taxes.

12.  Death

     Should you or your spouse die in the country of employment, the Company will pay the cost of preparing and shipping the remains to Europe for burial and for immediate family funeral travel. The Company will also pay all expenses involved in relocation of your spouse back to Europe. These terms will normally apply for a period of 5 years from the date of the transfer. The cost of these services will be taxable income to you.

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13.  Repatriation

     At the time of your termination or retirement, the Company will move you and your spouse back to Europe within a reasonable time, not to exceed 6 months, after termination. After the move, we agree to provide warehousing of your household goods for some reasonable time period while you find a place to live. The cost of these services will be grossed-up for tax purposes.

     The company will assume no relocation obligation if you are employed by another company.

If you are in agreement with the provisions outlined above and those contained in the policy, will you please date, sign, and return the original copy of this letter to Peggy Stonum, retaining a copy for your files.

Best wishes to you on your new permanent transfer.


/s/ Klaus R. von Horde                      09/30/98
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Klause R. von Horde                                  Date
President and COO, MEMC, Inc.


/s/ Margaret B. Stonum                      09/30/98
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Margaret B. Stonum                                   Date
Director, Compensation & Benefits
Human Resources



Accepted:

/s/ Marcel Coinn                            09/30/98
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Marcel Coinne                                        Date